Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Eagle Point Credit Company Inc.

We consent to use of our report dated February 26, 2015 with respect to the financial statements of Eagle Point Credit Company Inc. and Subsidiary (formerly Eagle Point Credit Company, LLC), as of and for the period ended December 31, 2014, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm’’ in the Prospectus.

New York, New York
August 11, 2015